FOR IMMEDIATE RELEASE July 11, 2010	Exhibit 99.1

Citizens Bancshares Corporation Announces 2010 Second Quarter Earnings

ATLANTA, August 12, 2010/PRNewswire-FirstCall/ — Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), today announced a net loss available to common shareholders of $1.2 million, or $0.57 per common share, for the second quarter of 2010 compared to a net loss available to common shareholders of $159,000, or $0.08 per common share, for the same period last year.  The net loss was due to the write-downs of OREO properties by approximately $1.7 million to newly appraised values.

Mr. James E. Young, President and Chief Executive Officer, commenting on the second quarter results noted, “We were surprised at the significant decline in the appraised value of two of our OREO properties which were the primary cause of the $1.7 million in write-downs.  Asset quality is always a primary focus, especially in the current economic environment.  As recommended by federal and state guidance, we appraise our OREO properties annually.  Although there appears to be some positive signs of recovery, our market remains soft and valuations  are deeply discounted.  However, we remain confident because our capital position is strong and our core operations remain solid.  All of our capital ratios are well above regulatory guidelines for a “well-capitalized” bank. Without further declines in market valuations which are beyond our control, we are optimistic for a recovery in the third quarter and positive earnings for the year.”

Year-to-date, the Company reported a net loss available to common shareholders of $667,000 versus net income of $98,000 reported for the same period in 2009.  The same factors in the quarterly year-over-year comparison contributed to the six month net loss available to common shareholders.

Other financial highlights:

•                  Total assets decreased by $20 million to $394 million for the three month period.  The decline is primarily due to a $14 million decrease in advances from the FHLB to manage the Company’s net interest margin and liquidity.  For the year, total assets have increased by $6 million.

•                  Interest-bearing deposits with other banks decreased by $15 million during the second quarter of 2010 as a result of the payoff of $14 million in FHLB advances.  For the year, interest-bearing deposits with other banks have increased by $11 million.

•                  Gross loans receivable decreased by $4 million to $198.5 million for the three month period ended June 30, 2010 as new loan demand continues to be relatively weak due to the continuing recessionary economic conditions in our target markets.

•                  The Company’s investment portfolio remained consistent with the first quarter of 2010 at $120 million.  Year-to-date, the investment portfolio increased by $3 million and has a book yield of approximately 4.58% at June 30, 2010.

•                  Total deposits for the second quarter of 2010 decreased slightly by $6 million due to the operational needs of several large depositors.  For the year, total deposits grew by $20 million or 6% to $346 million.

•                  The Company had a net interest margin of approximately 4.17% at June 30, 2010.

•                  Non-interest income decreased $272,000 during the second quarter of 2010 compared to the same period last year primarily due to higher gains on the sale of investments and increased service charges on deposits realized in the second quarter of 2009 over 2010.

•                  Non-interest expense in the second quarter of 2010 increased by $1.5 million compared to the same quarter last year. The increase is due to a $1.7 million write-down of OREO properties compared to $114,000 for the second quarter of 2009.

(In thousands, expect per share data)	2nd Quarter 2010	2nd Quarter 2009	Change
Income Statement
Net loss available to common shareholders	$(1,198)	$(159)	653.5%
Net loss per diluted common share	(0.57)	(0.08)	612.5%
Total revenue	5,502	6,239	-11.8%
Provision for loan losses	860	938	-8.3%
Noninterest income	1,218	1,490	-18.3%
Noninterest expense	5,913	4,432	33.4%

Balance Sheet
Average loans, gross	200,825	210,750	(4.7)%
Average deposits	350,381	330,382	6.1%

Capital
Total capital (to risk weighted assets)	17%	16%
Tier 1 capital (to risk weighted assets)	16%	15%
Tier 1 capital (to average assets)	9%	10%

In the second quarter, the Company’s provision for loan losses increased by $230,000 to $860,000 compared to $630,000 in the first quarter of 2010.  This increase was driven by two commercial real estate properties that were placed on nonaccrual status during the second quarter.  Compared to the same three month period last year, the second quarter 2010 provision for loan losses represents a decrease of $78,000. The allowance for loan losses was $4.6 million at June 30, 2010 compared to $4.1 million at December 31, 2009.  At June 30, 2010, the allowance for loan losses was 26% of nonperforming assets compared to 23% at December 31, 2009. The Company considers its allowance for loan losses at June 30, 2010 to be adequate.

The Company’s capital position remains strong at June 30, 2010 as both the Company and the Bank’s capital position exceed the well capitalized minimum levels currently required by regulation.

As a leader in the financial services industry, Citizens Trust Bank prides itself on offering a full range of quality products and services. Since its inception, the Bank has remained dedicated to the growth and development of communities through superior products and extraordinary service.  Citizens Trust Bank has financial centers throughout metropolitan Atlanta and Columbus, Georgia, and in Birmingham and Eutaw, Alabama. Through its parent company, Citizens Bancshares Corporation, its common stock is offered over-the-counter to the general public under the trading symbol CZBS and can be found on the web at www.CTBconnect.com.  Citizens Trust Bank — A relationship you can bank on.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected noninterest expenses, volatile credit and financial markets, potential deterioration in real estate values, regulatory changes and excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-

looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact: Citizens Bancshares Corporation Cynthia N. Day, Chief Operating Officer (404) 575-8306	SOURCE: Citizens Bancshares Corporation